STEMCELLS, INC. REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS
AND PROVIDES BUSINESS UPDATE

NEWARK, Calif. (Nov. 5, 2013) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the third quarter ended September 30, 2013 and provided a business update.

“In the third quarter, we made solid progress executing the clinical development plan for our proprietary HuCNS-SC® cells by actively recruiting more patients into our two enrolling studies and expanding regulatory authorization for our spinal cord injury study into the United States and Canada,” said Martin McGlynn, President and CEO of StemCells, Inc. “We are on track to complete enrollment in our spinal cord injury trial in the first quarter of next year and complete enrollment in our dry age-related macular degeneration (AMD) trial by mid 2014. We have been laying the groundwork for the Phase II proof-of-concept trials to be initiated next year for both indications, including investing in our own state-of-the-art current Good Manufacturing Practice (cGMP) cell-processing facility in Sunnyvale, California. Lastly, we strengthened our balance sheet in early October by raising $18.6 million. The additional capital provides the resources and flexibility to execute our strategy.”

Third Quarter and Recent Business Highlights

•	In July 2013, we formally launched our Alzheimer’s disease program, which is being supported by the California Institute for Regenerative Medicine (CIRM). The goal of this project is to file, within four years, an Investigational New Drug (IND) application with the U.S. Food and Drug Administration to evaluate our HuCNS-SC cells as a potential therapeutic for Alzheimer’s disease. CIRM has agreed to provide approximately $19.3 million in the form of a forgivable loan to help fund our preclinical development and IND-enabling activities, and in July we received an initial disbursement of $3.8 million from CIRM.

•	In August 2013, we presented data which show that, two years after transplantation of our HuCNS-SC cells into patients with Pelizeaus-Merzbacher disease (PMD), the evidence of myelination, by magnetic resonance imaging (MRI), is more pronounced compared to one year post-transplantation, the gains in neurological function reported after one year were maintained, and there were no safety concerns. The neurological and MRI changes suggest a departure from the natural history of the disease and may represent signals of a clinical effect.

•	In September 2013, we published a comprehensive overview of the therapeutic potential and results from early clinical trials of our HuCNS-SC cells. The paper was published in Stem Cell Research & Therapy, an international peer-reviewed journal considered to be the major forum for translational research into stem cell therapies.

•	In September 2013, we dosed the first high-dose patient in our Phase I/II clinical trial in dry AMD. The patient, the fifth overall in the 16-patient trial, was transplanted with one million of our HuCNS-SC cells. The first four patients each received a dose of 200,000 cells. An independent Data Safety Monitoring Committee conducted a review of the trial data related to the first four patients, and found no safety issues to preclude the trial from proceeding to the high dose.

•	In September 2013, we published preclinical data confirming that our HuCNS-SC cells preserve photoreceptor cells and visual function in a widely used model of retinal degeneration. The data show not only that HuCNS-SC cells preserve the number of photoreceptors that would otherwise be lost, but also that the surviving photoreceptors appear healthy and normal, and maintain their synaptic connection to other important cells necessary for visual function. The study was published in Investigative Ophthalmology and Visual Science (IVOS), the peer-reviewed journal of the Association for Research in Vision and Ophthalmology.

•	In October 2013, the FDA authorized our IND application for clinical testing of our HuCNS-SC cells as a treatment for spinal cord injury. As a first step under this IND, we are working to open U.S. sites for our Phase I/II clinical trial for chronic spinal cord injury, which is currently underway in Switzerland and Canada.

•	In October 2013, we sold a total of 12,845,500 units in an underwritten public offering at a price of $1.45 per unit and received total proceeds, net of offering expenses, underwriting discounts and commissions, of approximately $17.3 million. Each unit sold consisted of one share of common stock and a warrant to purchase one-half share of common stock. The warrants have an exercise price of $1.80 per share, are exercisable immediately, and will expire five years from the date of issuance.

•	In October 2013, we presented the results of a four-year observation study in patients with neuronal ceroid lipofuscinosis (NCL), also often referred to as Batten disease, who had been transplanted with our HuCNS-SC cells in a Phase I study. Key results include long-term (up to five years post-transplantation) evidence of safety of the surgical transplantation of HuCNS-SC cells into multiple sites in the brain and at doses of up to one billion cells. The study results represent the first, and thus far only, multi-year data set following transplantation of neural stem cells into human subjects, and supports the feasibility of our approach in multiple neurological disorders. The data was presented by the co-principal investigator of the studies at the Congress of Neurological Surgeons Annual Meeting in San Francisco, California.

•	In October 2013, we acquired a portfolio of issued U.S. and Canadian patents to which we had previously held an exclusive worldwide license. The portfolio broadly claims the manufacture and proliferation of purified populations of human neural stem cells and their use as therapeutics and as tools for drug discovery. The acquisition relieves us of all milestone and royalty obligations under the license agreements for products claimed by the patents, such as products derived from our HuCNS-SC cells. As consideration for the portfolio, we will issue 139,548 shares of our common stock to Neurospheres Holdings Ltd., an intellectual property holding company affiliated with the University of Calgary.

Third Quarter Financial Results

Total revenue during the third quarter of 2013 was $325,000, compared to $264,000 in the third quarter of 2012. Revenue from product sales was approximately $272,000 in the quarter, an increase of 34% compared to the same period in 2012. The increase was due primarily to higher unit volumes.

Total operating expenses in the third quarter of 2013 were $6,895,000, which was 31% higher than the third quarter of 2012. This increase was driven by higher research and development expenses, which totaled $5,184,000 in the quarter, which was 49% more than the same period in 2012. The increase in research and development expenses was primarily due to increased clinical trial expenses, increased expenses related to manufacturing and quality control activities to support ongoing clinical trials, higher personnel costs due to the addition of key personnel to strengthen our product development capabilities, and increased expenses related to preclinical studies of our HuCNS-SC cells. Selling, general and administrative expenses totaled approximately $1,711,000 in the third quarter of 2013, which was a modest increase compared to the third quarter of 2012. Loss from operations in the third quarter of 2013 was $6,656,000, a 31% increase compared to $5,077,000 loss from operations in the third quarter of 2012.

Other expense in the third quarter of 2013 was $536,000, compared to $11,259,000 in the third quarter of 2012. This decrease was almost entirely related to changes in the estimated fair value of warrant liability, with increases in the warrant liability shown as an expense and decreases shown as income.

For the third quarter of 2013, net loss was $7,192,000, or $(0.17) per share, compared with a net loss of $16,336,000, or $(0.54) per share, for the third quarter of 2012. For the nine months ended September 30, 2013, net cash used in operating activities totaled $16,432,000, which was 10% higher than the comparable nine-month period in 2012.

At September 30, 2013, our cash and cash equivalents totaled $20,955,000. In October 2013, we received approximately $17.3 million, net of underwriting discounts and commissions, from an underwritten public offering of common stock and warrants. Including these net proceeds, our pro forma cash and cash equivalents at September 30, 2013, would have been $38.3 million.

In the third quarter of 2013, in connection with new employee hires, we awarded an aggregate total of 50,000 restricted stock units (RSUs) pursuant to our 2012 Commencement Incentive Plan and in accordance with Nasdaq Listing Rule 5635(c)(4) concerning inducement grants to new employees. Each RSU gives the holder the right to receive upon vesting, without cash payment, one share of our common stock. All of these granted RSUs vest over four years, with one-quarter vesting on each of the first four service anniversaries, starting in 2014 and ending in 2017.

Conference Call

StemCells will host a live conference call and webcast today, November 5, at 4:30 pm Eastern Time (1:30 pm Pacific Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-calendar. An archived version of the webcast will be available for replay on our website for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s proprietary HuCNS-SC® cells (purified human neural stem cells) are currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first three patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).   StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect and timing for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; and the timing and prospects for continued funding by the California Institute for Regenerative Medicine. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the potential for the Company to grow its SC Proven business; the risk that our clinical trials could be substantially delayed beyond their expected dates or cause us to incur substantial unanticipated costs; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Tony Russo
Russo Partners
(212) 845-4251

Andrea Flynn
Russo Partners
(646) 942-5631

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	September 30		September 30
	2013	2012	2013	2012
Revenue:
Revenue from licensing agreements, grants and other	$53	$61	$160	$472
Revenue from product sales	272	203	731	685

Total revenue	325	264	891	1,157
Cost of product sales	86	72	230	208

Gross profit	239	192	661	949

Operating expenses:
Research and development	5,184	3,478	14,553	11,166
Selling, general and administrative	1,711	1,636	5,180	5,336
Wind-down expenses	—	155	62	200

Total operating expenses	6,895	5,269	19,795	16,702

Loss from operations	(6,656)	(5,077)	(19,134)	(15,753)

Other income (expense):
Change in fair value of warrant liability	(144)	(11,239)	425	(9,974)
Interest income (expense), net	(382)	(9)	(776)	(31)
Other income (expense), net	(10)	(11)	8	25

Total other income (expense), net	(536)	(11,259)	(343)	(9,980)

Net loss	$(7,192)	$(16,336)	$(19,477)	$(25,733)

Basic and diluted net income (loss) per share	$(0.17)	$(0.54)	$(0.49)	$(0.99)

Shares used to compute basic and diluted income (loss) per share	41,402,717	30,168,475	39,787,527	25,992,764

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$20,955	$8,471
Marketable securities	—	13,901
Other current assets	1,244	1,669

Total current assets	22,199	24,041

Property, plant and equipment, net	5,439	1,375
Goodwill and other intangible assets, net	3,646	3,806
Other assets, non-current	1,032	948

Total assets	$32,316	$30,170

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loan payable net of discount, current	3,603	—
Other current liabilities	4,459	5,097
Fair value of warrant liability	8,421	9,265
Loan payable net of discount, non current	9,865	—
Other non-current liabilities	2,407	1,823
Stockholders’ equity	3,561	13,985

Total liabilities and stockholders’ equity	$32,316	$30,170

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